Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:

Steve Kircher, CEO	Ted Haberfield, Executive VP
Solar Power, Inc.	HC International, Inc.
(916) 745-0900	(760) 775-2716
thaberfield@hcinternational.com
Solar Power, Inc. Announces Second Quarter 2008 Financial Results
Quarterly Revenues Increase 514% to $10 Million
ROSEVILLE, Calif.—August 14, 2008 — Solar Power, Inc. (OTCBB:SOPW) a vertically integrated manufacturer of photovoltaic (PV) modules and marketer, designer and installer of PV solar electric systems for commercial, public and residential customers in the United States today announced its financial results for the second quarter of 2008.
Recent Company Highlights:
•	For the second quarter of 2008 revenues increased 514% to $10 Million.

•	In June 2008, the Company secured contracts and began construction of solar systems to supply 210 Kilowatts for three affordable housing developments in Monterey County, California.

•	In June 2008, entered into an agreement to provide a large Korean distributor/installer with 5 megawatts of the Company’s SP200 solar modules for over $20 Million.

•	During the six months ended June 30, 2008, the Company executed the first two Yes! Solar Solutions franchise agreements to serve Orange County, California and San Francisco Peninsula.

•	The Company completed engineering designs and wind tunnel testing of the SkymountTM racking system.

•	The Company increased capacity at its wholly-owned factory in Shenzhen, China. The factory is now capable of producing to 4 megawatts of solar modules per month.

•	In July 2008, the Company executed a long-term supply agreement with Solyndra, Inc. that provides approximately $325 Million of CIGS-based thin-film panels over the next four years.

•	In August 2008, the Company began construction to power the Marshall Medical Center which includes installation of 3,370 solar modules providing 669 kilowatts of electricity.

•	In August 2008, entered into a design-build agreement to deliver a combined 512 kilowatts of power to Staples Center and Nokia Theatre L.A. Live
Second Quarter of 2008 Results (Unaudited):
Net sales for second quarter ended June 30, 2008 increased 513.7% to slightly over $10.0 Million compared to $1.6 Million for the same quarter in 2007. Net sales in the cable, wire and mechanical assemblies segment decreased 19.1% to approximately $0.64 Million compared to $0.79 Million for the same quarter in 2007 primarily due to a decrease in orders from one customer. Net sales in the photovoltaic installation, integration and product sales segment increased to approximately $9.4 Million for the second quarter of 2008 compared to $0.85 Million for the same quarter in 2007. The increase is attributable to sales of company-manufactured solar panels of $8.3 Million and system design and installation revenues of $0.24 Million.
Gross profit for the second quarter 2008 was $1.4 Million or approximately 14.0% of sales, compared to $0.33 Million, or 20.3% of sales, in the second quarter of 2007. On a sequential basis, gross profits grew from $32 Thousand in the first quarter of 2008 to $1.4 Million in the second quarter of 2008. The increase in gross profit was due to an increase in sales of photovoltaic installation, integration and sales segment.
Operating expenses for the second quarter of 2008 grew to $3.3 Million or 33.0% of sales compared to $2.4 Million, or 146.1% of sales, for the same period last year primarily due to the increase in franchise infrastructure costs, a one-time charge to bad debt expense of $196 Thousand, depreciation from infrastructure additions, and consulting fees which included Sarbanes-Oxley compliance costs. Net loss for the second quarter of 2008 was $1.9 Million, or $0.05 per basic and diluted share, compared to a net loss of $2.0 Million, or $0.06 per share basic and diluted share in the second quarter of 2007 based on 37.7 Million and 32.8 Million basic and diluted shares.
Six Month Results (unaudited):
Net sales increased approximately 214.4% to $15.9 Million for the six months ended June 30, 2008 as compared to $5.1 Million for the same period last year. Operating expenses for the six months ended June 30, 2008 were $6.1 Million compared to $4.4 Million for the same period in 2007, an increase of 39.8%. Net loss was $4.7 Million for the six months ended June 30, 2008, an increase of $1.6 Million, or approximately 53.3% compared to same period last year. Loss per basic and diluted share was $0.12 for the six months ended June 30, 2008 compared to $0.09 for the first six months of 2007 based on 37.6 Million and 32.6 Million basic and diluted shares, respectively.
Balance Sheet:
Cash and cash equivalents at June 30, 2008 were $4.0 Million excluding approximately $0.69 Million of restricted cash collateralizing standby letters of credit issued for capital lease and financing obligations. Common shares outstanding at June 30, 2008 were 37,715,325. Accounts receivable were $6.5 Million and costs and estimated earnings in excess of billings were $1.0 Million at quarter end. Inventory was $6.1 Million.
Jeff Winzeler, Solar Power’s CFO, commented, “During the quarter we grew sales, and more importantly, gross margin, in the photovoltaic segment of the business. Additionally, we made investments to increase our manufacturing capacity of our own solar modules. The diversification of our sales channel to include direct sales to international customers has allowed us to balance sales with factory output.”
2008 Guidance:
The Company is reiterating revenue guidance of $36 Million for 2008. Through the first half of 2008 the Company recorded revenues of $15.9 Million.
“We remain on track and on target as we enter the second half of the year. Our pipeline of business opportunities remains strong, and our supply position relative to high-quality cells for our modules should allow us to meet these targets,” said Steve Kircher, CEO of Solar Power, Inc. “We continue to expand our residential customer base, complete our U.S book of commercial business and capitalize on our direct panel sales. Moreover, our brand strength and vertical integration strategy, coupled with our YES! Solar Solutions franchise provides multiple avenues for rapid growth in the coming years.”
Conference Call Information:
The conference call will take place at 4:30pm EDT on Thursday, August 14, 2008. Interested participants should call 1-800-762-8779 when calling within the United States or 1-480-248-5081 when calling internationally.
A playback will be available through August 21, 2008. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 3900237 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=0000533B, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through August 21, 2008.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American residential, commercial and public sector building markets a complete solution through a single brand. With a state-of-the-art manufacturing facility in Shenzhen, China, Solar Power Inc. provides turnkey design-build solutions through its Roseville, California headquarters and a growing retail distribution network. For more information visit the Company’s website at www.solarpowerinc.net.
Safe Harbor Statement:
The earnings release and conference call may contain certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Solar Power, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except for share data)

		As of
	As of June	December 31,
	30, 2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,967	$6,840
Accounts receivable, net of allowance for doubtful accounts of $14 and $48 at June 30, 2008 and December 31, 2007, respectively	6,467	5,353
Costs and estimated earnings in excess of billings on uncompleted contracts	1,023	2,208
Inventories, net	6,068	6,945
Prepaid expenses and other current assets	927	967
Restricted cash	—	800

Total current assets	18,452	23,113

Goodwill	435	435
Restricted cash	685	1,395
Property, plant and equipment at cost, net	2,002	2,066

Total assets	$21,574	$27,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,896	$4,957
Line of credit	—	931
Accrued liabilities	2,446	2,063
Income taxes payable	86	88
Billings in excess of costs and estimated earnings on uncompleted contracts	812	3
Loans payable and capital lease obligations	350	342

Total current liabilities	7,590	8,384
Loans payable and capital lease obligations, net of current portion	478	655

Total liabilities	8,068	9,039

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized,
none issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, par $0.0001, 100,000,000 shares authorized
37,715,325 and 37,573,263 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	4	4
Additional paid in capital	27,714	27,404
Accumulated translation adjustment	(89)	—
Accumulated deficit	(14,123)	(9,438)

Total stockholders’ equity	13,506	17,970

Total liabilities and stockholders’ equity	$21,574	$27,009

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except for share data)

	For the Six Months Ended		For the Three Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales	$15,879	$5,051	$10,046	$1,637
Cost of goods sold	14,464	3,908	8,663	1,304

Gross profit	1,415	1,143	1,383	333

Operating expenses:
General and administrative	4,675	3,022	2,545	1,564
Sales, marketing and customer service	1,191	1,365	633	828
Product development	268	—	135	—

Total operating expenses	6,134	4,387	3,313	2,392

Operating loss	(4,719)	(3,244)	(1,930)	(2,059)

Other income (expense):
Interest expense	(74)	191	(48)	80
Interest income	105	—	66	—
Other income, net	6	—	5	—

Total other income	37	191	23	80

Loss before income taxes	(4,682)	(3,053)	(1,907)	(1,979)

Income tax expense	3	2	—	—

Net loss	$(4,685)	$(3,055)	$(1,907)	$(1,979)

Net loss per common share:
Basic and diluted	$(0.12)	$(0.09)	$(0.05)	$(0.06)

Weighted average number of common shares used in
computing per share amounts	37,637,129	32,577,248	37,679,721	32,799,201